UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CPI Card Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

10368 West Centennial Road

Littleton, Colorado 80127

April 29, 2024

Dear Stockholder:

On behalf of the Board of Directors of CPI Card Group Inc. (the “Company”), you are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2024, at 7:00 a.m. Mountain Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted online via live webcast. Please see the Notice of Annual Meeting of Stockholders on the next page for more information about how to attend the Annual Meeting virtually.

We have included with this letter a proxy statement that provides you with detailed information about the business to be conducted at the Annual Meeting. In addition, the Company’s 2023 Annual Report, which is being made available to you along with the proxy statement, contains information about the Company and its performance. We encourage you to read these materials carefully.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the accompanying proxy statement. We strongly urge you to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposals by following the voting instructions contained in the proxy statement.

Sincerely,

H. Sanford Riley	John Lowe

Chair of the Board	President, Chief Executive Officer and Director

CPI CARD GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2024 7:00 A.M.

(Mountain Time)

To the Stockholders of CPI Card Group Inc.:

The 2024 Annual Meeting of Stockholders will be held virtually on May 22, 2024, at 7:00 a.m. (Mountain Time) via live webcast accessible at www.virtualshareholdermeeting.com/PMTS2024. The purpose of the meeting is to:

1.	elect the eight director nominees named in the accompanying proxy statement;
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024;
3.	hold an advisory vote to approve named executive officer compensation; and
4.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 1, 2024.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Jessica Browne
Acting Chief Legal and Compliance Officer and Corporate Secretary

10368 West Centennial Road
Littleton, Colorado 80127

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of CPI Card Group Inc. (referred to herein as the “Company,” “CPI,” “we,” “us” or “our” as the context requires) to be held via live webcast accessible at www.virtualshareholdermeeting.com/PMTS2024.

Why did you send me this proxy statement?

We sent you this proxy statement because the Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting, on the Company’s behalf, your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 1, 2024. On the record date, there were 11,381,451 shares of our common stock, par value $0.001 per share (the “Common Stock”), outstanding. Our Common Stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present virtually or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present virtually or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect the eight director nominees named in this proxy statement;
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024;
3.	hold an advisory vote to approve named executive officer compensation (the “Say-on-Pay Proposal”); and
4.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this proxy statement;
2.	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and
3.	FOR the Say-on-Pay Proposal.

How do I vote at the Annual Meeting?

You may vote via the Internet during the Annual Meeting or by proxy in advance of the Annual Meeting.

Stockholder of Record. If you are a stockholder of record, there are three ways to vote by proxy:

By Internet — You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet.

By Telephone — If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card and you can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone.

By Mail — If you receive or request printed copies of the proxy materials by mail, you will receive a proxy card and you can vote by completing, dating and signing the proxy card and returning it in the envelope provided.

Beneficial Owner of Stock. If you hold shares in “street name” through a bank, broker or other nominee, you are considered a “beneficial owner” of stock and you may vote as follows:

By Internet — You can vote via the Internet by following the instructions on your voting instruction form. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

By Telephone — If you receive or request printed copies of the proxy materials by mail, you will receive a voting instruction form and you can vote by telephone by following the instructions on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

By Mail — If you receive or request printed copies of the proxy materials by mail, you will receive a voting instruction form and you can vote by proxy by completing, dating and signing the voting instruction form and returning it in the envelope provided.

Internet and Telephone voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. Eastern Time on May 21, 2024. Even if you plan to attend the Annual Meeting virtually, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your proxy will be voted in accordance with your instructions, so long as the instructions are received by the voting deadline. In the case of a proxy card returned by mail, such card must be signed and dated and be actually received before the Annual Meeting. If you vote your shares via the Internet, over the telephone or by executing and returning a proxy card by mail, but you do not provide specific instructions with respect to the proposals, your shares will be voted in accordance with the recommendations of the Board of Directors: FOR each director nominee named in this proxy statement, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024, and FOR the Say-on-Pay Proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

What does it mean if I receive more than one e-mail or set of proxy materials?

You may receive more than one e-mail or multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate e-mail or a separate voting instruction form for each brokerage account in which you hold shares. Also, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, date, sign and return each proxy card and voting instruction form that you receive, or vote over the telephone or via the Internet the shares represented by each, e-mail, proxy card or voting instruction form that you receive.

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy over the telephone or via the Internet no later than 11:59 p.m. Eastern Time on May 21, 2024 or by mail so long as it is actually received prior to the Annual Meeting, or by voting your shares during the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or you may change your vote by attending and voting at the Annual Meeting.

What happens if my bank or broker holds my shares in “street name” and I do not give any voting instructions?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. You should refer to the information provided to you by your bank, broker or nominee to determine how to provide voting instructions. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion only with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to “non-routine matters.” The Company believes that the proposal to ratify KPMG LLP’s appointment as the Company’s independent registered public accounting firm for 2024 (Proposal No. 2) is a routine matter on which brokers will be permitted to vote shares on your behalf, even without your instructions. Other than Proposal No. 2, the Company believes that all proposals set forth in this proxy statement are considered non-routine matters, and brokers will thus not be able to vote on your behalf if you have not furnished voting instructions to them. Thus, if you do not give your bank, broker or nominee specific voting instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the other proposals herein, your shares will not be voted on such proposals. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether a quorum is present but will otherwise have no effect on the non-routine proposals. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

What vote is required to elect directors and approve the other matters described in this proxy statement?

The Company’s Third Amended and Restated By-Laws (the “By-Laws”) require that the directors named in Proposal No. 1 be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected, which we do not expect to occur for the Annual Meeting), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024 (Proposal No. 2) and the Say-on-Pay Proposal (Proposal No. 3) each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Stockholders attending the virtual Annual Meeting via webcast are deemed to be present “in person.”

Broker non-votes are not counted as votes cast and therefore have no effect on Proposal No. 1. As stated above, because Proposal No. 2 is a routine matter, if you do not give your bank, broker or other nominee specific voting instruction with respect to Proposal No. 2, your shares will be voted in such entity’s discretion, and no broker non-votes are expected on such proposal. Broker non-votes will have no effect on Proposal No. 3 because it is a non-routine matter on which brokers are not permitted to vote without your voting instruction.

Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum present. Abstentions will have the same effect of a vote “against” a proposal other than the proposal to elect directors (Proposal No. 1), on which they have no effect.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name,” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How many votes do I have?

Each share of Common Stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the independent inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K within four business days after the date of the Annual Meeting.

Who pays for the Company’s solicitation of proxies?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of Common Stock at our Annual Meeting. The Company will bear the cost of soliciting proxies, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, or by mail, e-mail or telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single copy of the proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can reduce the environmental impact of our Annual Meeting and result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one copy of the proxy materials, if you requested printed versions by mail, this proxy statement and the Annual Report, to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. If you would like to either participate in householding or receive separate copies of future proxy materials, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or by mail at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. If you are a beneficial owner of shares held in street name and would like to participate in householding, you may contact the organization that holds your shares.

What do I need for admission to the Annual Meeting and how do I vote at the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 1, 2024, the record date. To be admitted to and participate in the Annual Meeting, you must follow the instructions and use the information found on your proxy card, or voting instruction form. The Annual Meeting will be held in a virtual-only format on Wednesday, May 22, 2024 at 7:00 a.m. Mountain Time. The virtual meeting and live webcast can be accessed at www.virtualshareholdermeeting.com/PMTS2024. You will not be able to attend the Annual Meeting in person.

You may vote during the Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/PMTS2024 during the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote in advance by one of the methods described in this proxy statement.

May stockholders ask questions at the Annual Meeting?

Yes. Stockholders will have the ability to submit questions during the Annual Meeting via the virtual meeting website. During the Annual Meeting, we will hold a live Q&A session, during which we intend to answer all questions submitted during the meeting that are pertinent to the Company and the meeting matters in accordance with the Annual Meeting’s Rules of Conduct and as time permits.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page beginning 15 minutes prior to the start time of the Annual Meeting.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board is currently comprised of seven directors. Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the seven individuals presently serving as directors, each of whom is listed below to stand for re-election to the Board for a one-year term ending at the annual meeting of stockholders in 2025 and until their successors, if any, are duly elected or appointed.

Two of our stockholders, Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP (together, the “Tricor Funds”), have the right to collectively designate nominees for election to our Board so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of Common Stock then outstanding, pursuant to a Director Nomination Agreement, dated as of October 15, 2015, entered into between the Company and the Tricor Funds in connection with our initial public offering (the “Director Nomination Agreement”). The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board as the number of shares of Common Stock beneficially owned by the Tricor Funds bears to the total number of shares of Common Stock outstanding, rounded up to the nearest whole number. For additional information regarding the Director Nomination Agreement, please see the section titled “Certain Relationships and Related Party Transactions - Director Nomination Agreement.” The Tricor Funds notified the Company it is nominating Lisa Oleson as a director. The Company agreed to use its reasonable efforts to include the nominee in these proxy materials. The Board has voted to expand the size of the Board to eight members effective immediately prior to the Annual Meeting.

The Board has determined that each director nominee listed below, other than John Lowe, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.” All of the director nominees listed below have consented to being named in this proxy statement and to serving if elected. However, if any of the below nominees becomes unable or unwilling to serve prior to the date of the Annual Meeting, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Thomas Furey	Director
John Lowe	Director, President and Chief Executive Officer
Ravi Mallela	Director
Nicholas Peters	Director
H. Sanford Riley	Director and Chairman of the Board
Marc Sheinbaum	Director
Valerie Soranno Keating	Director
Lisa Oleson	Director Nominee*

*Ms.Oleson is nominated to stand for election at the Annual Meeting by the Tricor Funds.

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance — Director Nominee Biographical Information and Qualifications.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

DIRECTORS AND CORPORATE GOVERNANCE

Director Nominee Biographical Information and Qualifications

Set forth below is a description of the business experience of each director nominee, as well as their relevant qualifications, skills and experiences. Each director nominee listed below, other than Ms. Oleson, is a current director nominated for re-election to the Board for a term expiring at the annual meeting of stockholders in 2025. See “Election of Directors (Proposal No. 1).”

Thomas Furey, 59, has served on our Board of Directors since May 2021. Mr. Furey currently serves as the Chairman and Chief Executive Officer of Sagetech Avionics, Inc. (“Sagetech”), a privately held aerospace electronics company. Sagetech was incorporated in 2019 after a divisional carve out from Sagetech Corporation, for which Mr. Furey held the position of Chief Operating Officer since 2015. From 2014 to 2015, Mr. Furey served as Vice President of manufacturing and engineering at Unitec, Inc., a point-of-sale payments equipment company, before which he ran his own operations consultancy firm from 2012 to 2013. From 2004 to 2012, Mr. Furey held various executive positions at Standard Register Company, including Vice President of manufacturing, Chief Supply Chain Officer and President of Standard Register’s industrial business. From 2001 to 2004, Mr. Furey was in charge of North American operations for Avery Dennison Corporation (NYSE:AVY), a label materials manufacturer. Mr. Furey also held positions of increasing responsibility in manufacturing leadership at AlliedSignal, Inc. (which acquired Honeywell Inc. in 1999 and took its name) from 1994 to 2001 and was selected as the AlliedSignal fellow to the “Leaders for Manufacturing” program at the Massachusetts Institute of Technology (“MIT”) from 1997 to 1999. He began his career as a Naval Flight Officer in the U.S. Navy. Mr. Furey holds a Bachelor of Science degree in Mathematics from the U.S. Naval Academy, a Master of Science degree in Industrial Engineering from California State University Northridge, as well as a Master of Science degree in Mechanical Engineering and a Master of Business Administration degree from MIT. Mr. Furey brings to the Board extensive experience in high volume manufacturing, operations and executive leadership.

John Lowe, 47, was appointed President and Chief Executive Officer of the Company and was appointed to the Board of Directors in January 2024. Prior to that, he served as our Executive Vice President, End-to-End Payment Solutions since December 2022. He served as our Senior Vice President and General Manager, Secure Card from October 2021 to December 2022. From July 2018 to October 2021, Mr. Lowe served as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Lowe served as Chief Financial Officer of SquareTwo Financial Corporation, a financial services company, from August 2014 until June 2017. Prior to August 2014, Mr. Lowe held various leadership roles of increasing responsibility at SquareTwo Financial Corporation, including serving as Treasurer, Vice President of Finance and Vice President of External Reporting. Mr. Lowe’s employment with SquareTwo Financial Corporation commenced in 2009. SquareTwo Financial Corporation filed for Chapter 11 bankruptcy protection in March 2017 in connection with a strategic sale of the Company. Mr. Lowe holds a Bachelor of Science degree in both Accounting and Finance from the Virginia Polytechnic Institute and State University. He brings to the Board significant experience in the areas of finance, accounting, investor relations, operations and executive leadership, including over 20 years of experience in the financial services industry.

Ravi Mallela, 54 has served on our Board of Directors since November 2023. Since January 2022, he has served as Executive Vice President and Chief Financial Officer of National Mortgage Insurance Holdings Inc. (NASDAQ:NMIH), the parent company of National Mortgage Insurance Corporation, a U.S.-based, private mortgage insurance company, and on its Executive Committee. Prior to joining NMIH, Mr. Mallela served as Executive Vice President and Chief Financial Officer, Finance Group, of First Hawaiian, Inc., a bank holding company, and First Hawaiian Bank (NASDAQ:FHB), a financial institution, (together, “First Hawaiian”) from September 2018 until January 2022. Prior to joining First Hawaiian, Mr. Mallela served as Senior Vice President, Head of Finance and Treasury of First Republic Bank (OTC:FRCB) from 2013 to 2018. He holds an MBA from UCLA Anderson School of Management and a Bachelor of Science degree in Economics from the University of San Francisco. Mr. Mallela has public company executive leadership experience including significant experience in managing finance operations, risk management frameworks,  data strategies and technical applications at large and mid-sized financial institutions.

Nicholas Peters, 51, has served on our Board of Directors since 2007. Mr. Peters is a Managing Director at Parallel49 Equity (formerly Tricor Pacific Capital), a private equity firm that makes control investments in lower middle market companies in the United States and Canada, which he joined in 2002, and also began serving as Parallel49 Equity’s Chief Financial Officer in 2012. Prior to joining Parallel49 Equity, Mr. Peters was a Senior Manager at Arthur Andersen LLP in Chicago. Mr. Peters is the Chairman of the Questco Companies and serves on the board of several other Parallel49 Equity investment companies as well as non-Parallel49 Equity investment companies. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Dayton in Ohio. He was a Certified Public Accountant (inactive) (“CPA”) and is affiliated with the American Institute of CPAs and the Ohio Society of CPAs. Mr. Peters brings to the Board strong finance and accounting skills, as well as valuable experience from his oversight of the management and operations of several of Parallel49 Equity’s investment companies.

H. Sanford “Sandy” Riley, 73, has served on our Board of Directors since May 2023. He has served as President and CEO of Richardson Financial Group Limited, a specialized financial services company, since 2003. Previously, he served for 10 years as President and CEO and later Chairman of Investor Group, Inc., one of Canada’s largest mutual fund companies. Mr. Riley has served as a member the board of directors of Molson Coors (NYSE:TAP) since 2015 and RF Capital Group Inc. (TSX:RCG) since 2021. In addition, Mr. Riley previously served as a director of Canadian Western Bank (TSX:CWB) from 2011 to 2022, The North West Company (TSX:NWC) from 2002 to 2022, and Manitoba Hydro, where he also served as Chairman of the board of directors from 2016 to 2018. Mr. Riley is also involved with various community organizations, including serving as Chairman of the University of Winnipeg Foundation, past Chancellor of the University of Winnipeg and past Chairman of the Manitoba Business Council. Mr. Riley holds a J.D. from Osgoode Hall Law School, a Bachelor of Arts degree from Queen’s University and is a Member of the Order of Manitoba and the Order of Canada. He brings extensive board-level experience having served on numerous public company boards and committees in various industries, with leadership in areas of risk management, corporate governance and executive compensation, as well as executive leadership experience in financial services, including such areas as operations, management, strategy and corporate development.

Marc Sheinbaum, 66, has served on our Board of Directors since November 2019. Since January 2017, Mr. Sheinbaum has been an advisor to venture capital and private equity firms. From April 2014 to August 2016, he was the President, Chief Executive Officer and a director of Higher One Holdings, Inc. (NYSE:ONE), a payments technology provider for higher education. From February 2007 through March 2013, Mr. Sheinbaum was the Senior Vice President and Chief Executive Officer of Retail, Auto and Education Finance at JPMorgan Chase & Co. (NYSE:JPM). Earlier in his career, Mr. Sheinbaum held positions at GE Capital Corporation and American Express Company (NYSE:AXP), as well as Coopers & Lybrand Management Consulting. Mr. Sheinbaum holds a Bachelor of Science degree in Management Science from State University of New York at Albany and a Master of Business Administration degree from New York University. He brings considerable experience in payments and consumer financial services as well as public company leadership.

Valerie Soranno Keating, 60, has served on our Board of Directors since May 2018. Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015, she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (NYSE:BCS), with $60 billion in assets and over 30 million customers throughout the U.S., Europe and South Africa. Before joining Barclays PLC, Ms. Soranno Keating held a variety of executive positions at American Express Company (NYSE:AXP) from May 1993 through May 2009, including President, Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Ms. Soranno Keating also serves as a director on the boards of other public and private companies, including One Main Financial (NYSE:OMF), FinServ Acquisition Corp. II (Nasdaq: FSRX), Engage People Inc. and Billhighway Management LLC. Ms. Soranno Keating holds a Bachelor of Science degree in Business Administration from Lehigh University. She brings to the Board wide-ranging experience in both executive and board roles across a broad spectrum of payments and related businesses.

Lisa Oleson, 44, is nominated by Tricor Funds to stand for election to our Board of Directors.  Since 2016, Ms. Oleson has served as the Chief Financial Officer at Tricor Pacific Capital Inc., a Canadian Single-Family Office that makes control investments in middle market companies, commercial real estate, and land development, among other asset classes. Ms. Oleson currently serves on the board of directors of Dinoflex Group LP, a manufacturer of premium recycled rubber flooring with distribution across North America.  Prior to joining Tricor, Ms. Oleson held progressively senior finance roles in financial services, recycling, franchising, and heavy equipment. Ms. Oleson is a CGA CPA in British Columbia, and holds a Bachelor of Business Administration degree with Honors from Laurentian University. Ms. Oleson brings strong finance and accounting skills, as well as diverse operating experience from her time in various industries.

Mr. Scott Scheirman, Mr. Robert Pearce and Mr. Bradley Seaman each served on the Board during 2023. Mr. Scheirman retired from the Board, effective as of January 25, 2024, Mr. Pearce resigned from the Board, effective as of March 22, 2023 and Mr. Seaman resigned from the Board, effective as of June 15, 2023. The Company thanks each of Messrs. Scheirman, Pearce and Seaman for their contributions as directors during their tenure.

Board Diversity

Board Diversity Matrix (As of April 22, 2024)
Total Number of Directors	7
Part I: Gender Identity	Female	Male
Directors	1	6
Part II: Demographic Background
White	1	5
Asian	0	1

In addition to the diversity categories identified above, one of our directors is a military veteran.

Director Selection Process

The Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, and recommends candidates to the Board based on these criteria. In identifying director candidates, the Nominating Committee accepts recommendations from current or former directors, search firms retained by the Nominating Committee to assist in identifying and evaluating potential candidates, stockholders, Company executives and by self-nomination. In evaluating director candidates, regardless of the source of recommendation, the Nominating Committee generally considers factors such as business experience, high ethical standards and integrity, skills, understanding of CPI’s business environment and willingness to devote adequate time to Board duties. The Company’s Corporate Governance Guidelines also provide that the Nominating Committee shall work with the Board to determine eligibility to serve as a director of CPI, which includes weighing the aforementioned factors and evaluating each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of CPI’s business and represent stockholder interests through the exercise of sound judgment using the Board’s diversity of background and experience in various areas. The Board does not have a specific policy on diversity, but the Company’s Corporate Governance Guidelines provide that, with respect to Board diversity, the Nominating Committee may consider such factors as differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The Nominating Committee periodically retains a third-party executive search firm to assist in the identification and evaluation of director candidates.

In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board (including Board committees) and the Company, the director’s adherence to standards of high character and integrity, as well as other qualifications and characteristics set forth in the Nominating Committee charter.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider any candidate for election as a director of the Company recommended by any CPI stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.10(a) of the Company’s By-Laws for nominations by stockholders of persons to serve as directors (except for directors nominated by the Tricor Funds (defined below), as described in the paragraph immediately below). The Nominating Committee evaluates director candidates recommended by CPI stockholders (except for the Tricor Funds) in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

As discussed in “Proposal 1 – Election of Directors”, the Tricor Funds have the right to collectively designate nominees for election to our Board of Directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of Common Stock then outstanding, pursuant to the Director Nomination Agreement entered into between the Company and the Tricor Funds in connection with our initial public offering. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board as the number of shares of Common Stock beneficially owned by the Tricor Funds bears to the total number of shares of Common Stock outstanding, rounded up to the nearest whole number. Pursuant to the Director Nomination Agreement, the Company agrees to use its best efforts to ensure that director nominees of the Tricor Funds are included in the Board’s slate of nominees submitted to the stockholders for election at each annual meeting. Thus, the Nominating Committee would not evaluate director candidates nominated by the Tricor Funds and make a determination regarding their suitability for nomination in the manner described above. The Nominating Committee does review the qualifications of director candidates nominated by the Tricor Funds, including, at minimum, a background check, a written questionnaire, and other biographical information, to assess the director candidates’ suitability for submission to the stockholders for election to the Board. Refer to “Proposal 1 – Election of Directors” and “Certain Relationships and Related Party Transactions – Director Nomination Agreement” for a description of the Tricor Funds’ right to designate nominees.

Pursuant to Section 2.10(a) of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at such meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by the Company. As set forth in the By-Laws, a stockholder’s notice is required to contain certain prescribed information.

Recommendations or notices relating to director nominations should be sent to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127; Attention: Jessica Browne, Acting Chief Legal and Compliance Officer and Corporate Secretary.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”) and Nominating Committee, must meet the criteria for independence set forth under applicable law and the rules and standards of any applicable national securities exchange or inter-dealer quotation system (the “Market Rules”). No director qualifies as independent unless the Board determines that the director has no relationship with the Company which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at investor.cpicardgroup.com. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made independence determinations with respect to each of our directors and director nominees. Based on the Market Rules, the Board has affirmatively determined that each of Mses. Soranno Keating and Oleson, and Messrs. Furey, Mallela, Peters, Riley, and Sheinbaum are independent within the meaning of the Market Rules. In addition, Messrs. Pearce and Seaman, who served on the Board during 2023, were affirmatively determined to be independent by the Board. Mr. Scheirman, who also served on the Board during 2023, was not deemed independent due to his service as the Company’s president and chief executive officer.

Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. The Board is responsible for overseeing the development and execution of the Company’s strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate those risks. Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks that the Company may encounter and which may impact our ability to achieve our strategic objectives. This process includes reviewing for potential short-term risks (monitoring monthly or quarterly) and long-term risks (monitoring annually or longer), and in addition to relying on senior management, also utilizes an internal audit team to help identify and monitor risks and to periodically assess and update the Company’s risk management framework. Members of senior management, including the Chief Executive Officer, Chief Financial Officer and Chief Legal and Compliance Officer, comprise the Enterprise Risk Management Committee and meet regularly to review, rank, assess and prepare mitigation plans for various risks to the Company, including but not limited to: economic and political, market and competitive, financial, operational, technological, regulatory and compliance, and employment risks. These results of the reviews, assessments and recommendations are reported to the Audit Committee bi-annually. The Company also utilizes other risk management techniques such as working with outside advisors to conduct mock identification and response exercises for training purposes and reports significant findings to the Board.

The Chief Executive Officer and other senior management, including the Chief Financial Officer and Chief Legal and Compliance Officer (each of whom report directly to the Chief Executive Officer), may review specific risks with the Board throughout the year, as necessary and appropriate, including as a result of the Chair or the Board requesting more frequent updates or information about specific risks. In reviewing specific risks with the Board, senior management may incorporate reports and presentations from outside advisors and consultants designed to advise with respect to future threats and trends and risk identification, management, and mitigation actions, strategies and processes, as well as to discuss with, and obtain input from, the Board.

Pursuant to its charter, the Audit Committee is responsible for oversight of the Company’s policies with respect to risk assessment and risk management and discussing with management the major risk exposures facing the Company, including but not limited to financial, compliance and security risks, and the steps the Company has taken to monitor and mitigate, where possible, such exposures. Periodically, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal and Compliance Officer, Chief Technology Officer, Chief Accounting Officer and Internal Audit Director, among other select members of the Company’s management, as appropriate, present to the Audit Committee a description of management’s view of the most significant risks facing the Company and participate in discussions with the Audit Committee regarding those risks and any mitigating factors, plans or policies in place to address and monitor such risks. Additionally, the Chief Technology Officer and Chief Legal and Compliance Officer, along with other internal personnel, have primary responsibility for assessing and managing material cybersecurity risks and comprise a management committee that reviews issues and initiatives related to data security and privacy. The committee meets at least quarterly to identify security risks and assess the status of security programs or enhancements and regularly reports findings and recommendations to the Audit Committee on security incidents, policies and procedures, security service requirements and risk mitigation strategies.

While the Audit Committee is charged with primary oversight of risk, the Board and the Board committees oversee risks associated with their principal areas of focus, as summarized below. The committee chairs regularly report to the full Board regarding their risk oversight activities, and the Board regularly reviews and discusses the most significant risks facing the Company and management’s process for identifying, prioritizing and responding to those risks. Depending on the immediacy of the identified risk, the Board may take additional oversight steps, including meeting more frequently to receive updates from management and engaging outside advisors for advice regarding mitigation or remediation of such risks.

Board/Committee Areas of Risk Oversight and Actions

● ● ●
Full Board
●
Evaluates reports received from management and makes inquiries of management as appropriate
●
Reviews with management material strategic, operational, financial, human capital, cybersecurity, compensation and compliance risks
●
Considers specific risk topics in connection with strategic planning and other matters
●
Manages risk oversight and related activities conducted by Board committees through reports of the committee chairs to the Board

Audit Committee
●
Assesses periodic management reports on the enterprise risk management process and risks identified through that process
●
Discusses with management the Company’s specific processes for assessing and managing risks, including identifying the Company’s major financial and other enterprise risk exposures and the steps necessary to monitor and control such exposures
●
Assesses periodic management reports on financial and compliance risks, including privacy and data security
●
Meets at least quarterly with the Company’s Chief Legal and Compliance Officer regarding the Company’s ethics and compliance processes and practices
●
Meets periodically with senior management and our independent auditor, KPMG LLP, to, among other things, review and discuss the external audit plan as well as critical audit matters and reports on such meetings to the Board
●
Receives regular updates from the Company’s Director of Internal Audit and approves the Company’s internal audit plan
●
Receives regular updates and periodic assessment reports from the Company’s Chief Technology Officer regarding information security matters, including cybersecurity

Compensation Committee
●
Oversees the review and evaluation of the risks associated with our compensation policies and practices
●
Reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, employee engagement and talent development

Nominating Committee
●
Oversees the review and evaluation of the risks associated with our governance structure, policies and processes
●
Oversees the Company’s environmental, social and governance risks, efforts, progress and disclosures
●
Reviews, approves and recommends to the Board (where appropriate) updates, as necessary, to our organizational documents, Corporate Governance Guidelines and other governance related policies

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics, as well as a Code of Conduct for Financial Officers that is applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Conduct for Financial Officers and committee charters, are available on our website at investor.cpicardgroup.com or in printed form upon request by contacting CPI Card Group Inc. at 10368 West Centennial Road, Littleton, Colorado 80127, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Sandy Riley serves as Chair of the Board, and John Lowe, who was appointed to succeed Scott Scheirman upon Mr. Scheirman’s retirement in January 2024, serves as our Chief Executive Officer (“CEO”). Our Board has decided to maintain separate Chair and CEO roles to allow our CEO to focus on the development and execution of our business strategy, while allowing the Chair to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment as well as the commitment required to serve as our Chair. While our By-Laws and Corporate Governance Guidelines do not require that our Chair and CEO positions be separate, the Board believes that having separate positions and having an independent director serve as Chair is the appropriate leadership structure for us at this time.

Board Meetings

In fiscal year 2023, our Board held fifteen meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board on which they serve. Each of CPI’s directors attended at least 75% of the meetings of our Board and the committees on which he or she served during 2023 that were held when he or she was a director. Each of our directors is expected to attend each meeting of the Board and is strongly encouraged to attend each annual stockholder meeting, as provided in our Corporate Governance Guidelines. The six directors that were then serving on the Board attended the 2023 annual meeting of stockholders.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, our non-employee directors meet regularly in executive sessions of the Board without management present. Sandy Riley, our Chair of the Board, presides over these executive sessions. In the event that Mr. Riley is not available to lead these meetings, the presiding director is chosen by the non-employee directors in attendance.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. As part of the Board’s efforts to address succession planning and also in connection with the appointment of new independent directors in 2023, the Board restructured its committee composition. The Nominating Committee, in conjunction with the Board, will continue to evaluate committee composition to enhance the overall governance function of the Board of Directors. The following chart sets forth the directors who currently serve as members of each of the Board committees as of the date of this proxy statement.

	Audit	Compensation	Nominating
Directors	Committee	Committee	Committee
Thomas Furey	X		X
John Lowe
Ravi Mallela	X
Nicholas Peters		C	X
H. Sanford Riley*
Marc Sheinbaum	C	X	X
Valerie Soranno Keating	X	X	C

*         Chair of the Board

“C”     Denotes member and chair of committee

“X”     Denotes member

Audit Committee

The Audit Committee held nine meetings in 2023. The Board has determined that all of the members of the Audit Committee meet the independence criteria for purposes of serving on an audit committee under the applicable rules of The Nasdaq Stock Market (“Nasdaq”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board has determined that Mr. Sheinbaum qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request. Refer to “Audit Committee Report” for a summary description of the Audit Committee’s functions and responsibilities.

Compensation Committee

The Compensation Committee held ten meetings in 2023. The Board has determined that all of the members of the Compensation Committee are independent as defined in Nasdaq rules. The Compensation Committee has overall responsibility for approving and evaluating the Company’s director and executive officer compensation plans, policies and programs and reviewing the disclosure of such plans, policies and programs to our stockholders in the Company’s annual proxy statement. The Compensation Committee utilizes an independent compensation consultant to assist it in its duties, and it may delegate certain of its authority to a subcommittee of the Compensation Committee, the CEO or another executive officer, including with respect to matters relating to the compensation of the Company’s employees other than the Company’s CEO and executive officers. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee approves the Company’s executive compensation philosophy and oversees and monitors the Company’s executive compensation policies, plans and programs for the executive officers to assess whether they are consistent with the Company’s compensation philosophy and objectives, as well as the long-term interests of the Company’s stockholders. The Compensation Committee also evaluates and makes recommendations to the Board regarding the adequacy and effectiveness of non-employee director compensation. Our human resources executives and staff support the

Compensation Committee in its work. These members of management work with compensation consultants (whose engagements have been approved by the Compensation Committee), accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management, in conjunction with our independent compensation consultant, develops specific compensation recommendations for executive officers, which are first reviewed by senior management and then presented to the Compensation Committee. The Compensation Committee has final authority to approve, modify or reject such recommendations in its sole discretion and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Since 2018, the Compensation Committee has engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of WTW and to terminate such engagement. WTW assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data for the Company’s NEOs (as defined in “Executive Compensation”). The Company paid WTW approximately $222,000 for the executive and director compensation consulting services described above in 2023. Additionally, Company management decided to engage WTW to provide other professional consulting services in 2023 (unrelated to executive compensation) primarily related to health and benefits programs in an amount totaling approximately $11,000.

The Compensation Committee has reviewed the independence of WTW in light of SEC rules regarding compensation consultants and has concluded that WTW’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee held nine meetings in 2023. The Board has determined that all of the members of the Nominating Committee are independent as defined in Nasdaq rules.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) overseeing the Company’s environmental, social and governance efforts, progress and disclosures. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at investor.cpicardgroup.com or in printed form upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of the members of our Compensation Committee has any relationship requiring disclosure as a related party transaction. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications to the Board

Stockholders and interested parties can contact the Board or any director or group of directors (including the Chair of the Board or the independent directors) through written communication sent to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127, Attention: Jessica Browne, Acting Chief Legal and Compliance Officer and Corporate Secretary. Our Corporate Secretary reviews all written communications and forwards to the Board copies of any such correspondence that is directed to the Board that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or that she otherwise determines requires the Board’s or any Board committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our Audit Committee Chair, or may be submitted to the Audit Committee Chair in accordance with our Whistleblower Policy (available on our website), and such concerns will be handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at investor.cpicardgroup.com.

Director Compensation

The director compensation program remained unchanged in 2023 from 2022 and consisted of a mix of cash retainers and equity awards in the form of stock-settled restricted stock units, which are scheduled to vest on the first anniversary of the grant date. All cash fees are paid to directors on a quarterly basis unless otherwise indicated and are prorated for any partial service periods. The following table sets forth our compensation program for our non-employee directors in 2023:

Compensation Element	Value
Annual Cash Retainer	$50,000
Annual Equity Award	$100,000
Chairman of the Board Annual Cash Fee	$30,000
Committee Chair Annual Cash Fee	$15,000
Committee Member Annual Cash Fee	$7,500

The following table summarizes the annual compensation for our non-employee directors received during 2023. Mr. Scheirman, our former President and Chief Executive Officer and Director, did not receive any additional compensation for his service on the Board. Please see the “2023 Summary Compensation Table” for a summary of the compensation received by Mr. Scheirman with respect to 2023. As noted above, Messrs. Pearce and Seaman departed the Board in March 2023 and June 2023, respectively, and Messrs. Riley and Mallela joined the Board in May 2023 and November 2023, respectively. Each of these director’s compensation has been prorated to reflect their length of service during 2023 and shown in the table below:

2023 DIRECTOR COMPENSATION

	Fees
	Earned
	Or Paid
Name	In Cash	Stock Awards(1)	Total
Thomas Furey	$63,125	$101,239	$164,364
Ravi Mallela(2)	$9,583	$28,233	$37,816
Robert Pearce(3)	$18,125	$—	$18,125
Nicholas Peters	$72,500	$101,239	$173,739
H. Sanford Riley(2)	$60,000	$73,017	$133,017
Bradley Seaman(2)	$43,750	$50,041	$93,791
Marc Sheinbaum	$76,875	$101,239	$178,114
Valerie Soranno Keating	$73,750	$101,239	$174,989
(1)	The amounts reported in this column represent the grant date fair value of the RSU awards as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”), valued based on the closing stock price on the date of grant. The number of shares awarded were determined with reference to the average closing price of the Company’s common stock for the month in which the date of grant occurred. Each of the then-serving non-employee directors received RSU awards granted on a quarterly basis with each RSU awarded scheduled to vest one year from the date of grant. Each of the non-employee directors that served on our Board during 2023 had the following number of outstanding RSUs and no other equity awards outstanding as of December 31, 2023: Mr. Furey, 4,145 RSUs; Mr. Mallela,1,587 RSUs; Mr. Pearce, 0 RSUs; Mr. Peters, 4,145 RSUs; Mr. Riley, 3,518 RSUs; Mr. Seaman, 0 RSUs; Mr. Sheinbaum, 4,145 RSUs; and Ms. Soranno Keating, 4,145 RSUs.
(2)	Messrs. Mallela, Seaman and Riley each received fees and stock awards prorated based on a partial year of service as a Director. The RSUs awarded to Mr. Seaman in 2023 were forfeited when he departed the board in June 2023.
(3)	Mr. Pearce received fees prorated based on a partial year of service as a Director and he stepped down from the Board prior to the award of any non-cash equity compensation in 2023 and thus did not receive any Stock Awards compensation for the year.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of April 22, 2024 (except as indicated below), beneficial ownership, as defined by SEC rules, of our Common Stock. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3. In calculating the percentage ownership for each shareholder, we assumed that any Options owned by an individual exercisable within 60 days of the date of this proxy statement are exercised, but not the options owned by any other individual. The percentage calculations set forth in the table are based on 11,132,562 shares of Common Stock outstanding on April 22, 2024 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC

	Number of
	Shares of	Percentage of
	Common	Common
	Stock	Stock
	Owned	Owned
	Beneficially	Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	3,970,737	35.7%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(1)	2,343,774	21.1%

Named Executive Officers, Directors and Director Nominees:
Thomas Furey(2)	6,511	*
Ravi Mallela	—	*
Lisa Oleson	—	*
Nicholas Peters(2)	36,511	*
H. Sanford Riley(2)	8,320	*
Scott Scheirman(3)	400,166	3.5%
Marc Sheinbaum(2)	8,390	*
Valerie Soranno Keating(2)	25,308	*
John Lowe(4)	101,221	*
Lane Dubin(5)	90,781	*
Total Executive Officers and Directors as a Group (12 individuals)(6)	247,288	2.2%

*	Less than 1%
(1)	Based on a Schedule 13G filed jointly by the Tricor Funds, and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the 1-for-5 reverse stock split we completed on December 20, 2017 and the share repurchase transaction effective April 5, 2024. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of the Tricor Funds has the power to vote or dispose of the shares held by the Tricor Funds. The investment committee is comprised of Mr. Bradley Seaman, Mr. David Rowntree, J. Trevor Johnstone and Roderick Senft. Mr. Peters is an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of Common Stock held by the Tricor Funds through their respective interests in the Tricor Funds. Mr. Peters expressly disclaims any beneficial ownership of any shares of Common Stock held by the Tricor Funds. The address of the Tricor Funds is c/o Parallel49 Equity, 225 East Deerpath Road, Suite 200, Lake Forest, IL 60045.
(2)	Includes 820 RSUs.
(3)	Includes 331,738 Options and 19,570 RSUs.
(4)	Includes 83,951 Options and 4,225 RSUs.
(5)	Includes 68,893 Options and 2,990 RSUs.
(6)	Includes 110,099 Options and 25,082 RSUs.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2023, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner.

EXECUTIVE OFFICERS

In June 2023, Scott Scheirman, the Company’s former CEO, President and Director announced his intention to retire from the Company upon the identification and appointment of his successor. In January 2024, John Lowe, formerly CPI’s EVP, End-to-End Payment Solutions, succeeded Mr. Scheirman as CEO, President and Director. In support of Mr. Lowe’s new duties and responsibilities, there was additional realignment in areas of the Company’s executive leadership. The following table sets forth certain information concerning each of our current executive officers, and former executive officers who are considered “Named Executive Officers” for purposes of this proxy statement:

Name	Age	Position
John Lowe	47	President, Chief Executive Officer and Director
Donna Abbey Carmignani	48	Chief Accounting Officer and Controller
Lane Dubin	55	Former Executive Vice President and Chief Development and Digital Officer
Jeffrey Hochstadt	52	Chief Financial Officer
Peggy O'Leary	48	Senior Vice President Prepaid Solutions and Chief Development and Digital Officer
Scott Scheirman	61	Former President, Chief Executive Officer and Director
Sonya Vollmer	50	Chief Human Resources Officer
Beth Williams	48	Chief Technology Officer

John Lowe. See “Directors and Corporate Governance” for Mr. Lowe’s biographical information.

Donna Abbey Carmignani has served as our Controller and Chief Accounting Officer since March 2022. Prior to joining the Company. Ms. Abbey provided financial and accounting consulting services to clients in various industries from January 2020 to March 2022. Prior to that, Ms. Abbey held roles of increasing responsibility at The Western Union Company (“Western Union”) (NYSE:WU), a multinational financial services company, from October 2010 to September 2018, including Vice President of Financial Reporting, Governance & Consolidations and Chief of Staff to the Chief Executive Officer. Prior to joining Western Union, Ms. Abbey worked in the audit practice of KPMG LLP, a multinational professional services and accounting firm, from January 2003 to September 2010. Ms. Abbey holds a Bachelor of Science degree in Business Administration from Colorado State University and is a Certified Public Accountant in the State of Colorado.

Lane Dubin has served as our Executive Vice President and Chief Development and Digital Officer since December 2022 and transitioned to an advisory role in January 2024. Prior to that, he served as the Company’s Senior Vice President and General Manager of Personalization, Prepaid and Instant Issuance since January 2020. From January 2018 to December 2019, he served as the Company’s Senior Vice President and General Manager of Prepaid and Instant Issuance. Mr. Dubin joined the Company as Senior Vice President, Sales and Marketing in August 2016. Prior to joining the Company, Mr. Dubin served at American Express Company (NYSE: AXP) from 1992 to 2015. Most recently, he was the Head of Global Sales at American Express Global Business Travel from 2008 to 2015, and Vice President, Business Development – North America, at American Express Global Business Travel from 2003 to 2008. Prior to these roles, Mr. Dubin held roles of increasing responsibility with American Express, including Vice President-Business Development, Financial Education Services for American Express Financial Advisors and Director of Sales and Business Development for Ketera Technologies, a technology start-up incubated by American Express. Mr. Dubin holds a Bachelor of Arts degree in Economics and Business Administration from Ursinus College.

Jeffrey Hochstadt has served as our Chief Financial Officer since May 2023. Prior to joining the Company, Mr. Hochstadt worked for Western Union (NYSE:WU) from 2006 to 2021 where he held a variety of roles of increasing responsibility including Chief Strategy Officer and Global Head of Financial Planning and Analysis. Prior to joining Western Union, Mr. Hochstadt held numerous financial and strategy roles for First Data Corporation (now Fiserv), Morgan Stanley Capital International, IBM, A.G. Edwards & Sons and Price Waterhouse. Most recently, he served as a Managing Member and provided consulting service through Jazmin LLC and served as a Senior Advisor for Simon Kucher & Partners, a global strategy firm. Mr. Hochstadt graduated with honors from the Olin School of Business at Washington University in St. Louis and received an MBA from the Wharton School of Business at the University of Pennsylvania.

Margaret “Peggy” O’Leary has served as our Senior Vice President Prepaid Solutions since December 2022 and was appointed Chief Development and Digital Officer in January 2024. She previously served as the Company’s Vice President of Sales of Prepaid, Personalization Solutions, and Instant Issuance since January 2020. Ms. O’Leary joined CPI in April 2017 as Director of Sales and Client Services for Prepaid Solutions. Prior to joining the Company, Ms. O’Leary served as the Vice President Business Development for Jingit, a payments platform to drive consumer loyalty and engagement, since 2012. Prior to 2012, Ms. O’Leary held a variety of positions with increasing responsibilities including sales management, channel management, sales and client services at companies such as InteliSpend, Maritz, and Hallmark. Ms. O’Leary is a graduate of Hamline University and holds a Bachelor of Arts degree in Psychology.

Scott Scheirman served as our President and Chief Executive Officer from October 2017 until his retirement in January 2024. Mr. Scheirman was also a member of the Board of Directors from October 2016 until January 2024. Prior to joining the Company, Mr. Scheirman served as the Chief Executive Officer and a co-founder of JKL Ventures LLC, a private investment and strategic advisory firm, since February 2014. Prior to JKL Ventures LLC, Mr. Scheirman served as the Executive Vice President and Chief Financial Officer of Western Union (NYSE:WU) from September 2006 to December 2013. Prior to joining Western Union, Mr. Scheirman held a variety of executive leadership and financial officer roles at First Data Corporation (now Fiserv) and began his career at Ernst & Young LLP. Mr. Scheirman holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado.

Sonya Vollmer has served as our Chief Human Resources Officer since January 2022. Ms. Vollmer joined the Company in February 2021 as Director of Total Rewards and assumed the role of interim Chief Human Resources Officer in August 2021. Prior to joining the Company, Ms. Vollmer held positions of increasing responsibility at Charter Manufacturing Company, a metals manufacturing business, from February 2013 to February 2021, most recently serving as Director of Total Rewards. Prior to 2013, Ms. Vollmer held human resources leadership roles at Rockwell Automation, Teleflex, Inc. and Abbott Laboratories. She also served in consulting roles with Hewitt Associates (now Aon), and her own consulting firm. Ms. Vollmer holds a Bachelor of Arts degree in Economics from the University of Wisconsin-Parkside, and an MBA from the University of Wisconsin-Milwaukee.

Beth Williams has served as our Chief Technology Officer since January 2020, and she previously served in roles with CPI as Technology Director, Instant Issuance and Prepaid from January 2018 to January 2020, and as Director of Personalization Solutions from 2016 to 2017. Prior to joining CPI, Ms. Williams served in various leadership roles at EFT Source, Inc., including Chief Information Officer and Software Development Manager and Lead Software Developer from 2007 to 2015. Prior to 2007, Ms. Williams held a variety of positions of increasing responsibility, including programming, web and software development and analysis at KeyBank, Deloitte Consulting, NFIB, PIC (Sygen international subsidiary) and Vanderbilt University Medical Center. Ms. Williams holds a Bachelor of Business Administration - MIS from Ohio University.

EXECUTIVE COMPENSATION

The following narrative describes our executive compensation program and the decisions of the Compensation Committee regarding the fiscal year 2023 compensation of our named executive officers (“NEOs”) each of whom served in such capacity for the 2023 fiscal year. The Company qualifies as a “smaller reporting company” in accordance with Rule 12b-2 of the Exchange Act. For as long as we are a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements.

2023 NEOs

For fiscal year 2023, our NEOs and the positions each held as of December 31, 2023 were:

Scott Scheirman	President, Chief Executive Officer and Director
Lane Dubin	Executive Vice President and Chief Development and Digital Officer
John Lowe	Executive Vice President, End-to-End Payment Solutions

In June 2023, Scott Scheirman, the Company’s former CEO, President and Director announced his intention to retire from the Company upon the identification and appointment of his successor. In January 2024, John Lowe, formerly the Company’s EVP End-to-End Payment Solutions, succeeded Mr. Scheirman as CEO, President and Director. In January 2024, the Company and Lane Dubin, announced that Mr. Dubin’s employment with the Company would cease on June 30, 2024, the expiration of the employment agreement between the Company and Mr. Dubin dated December 13, 2022. See the “Employment and Post-Termination Arrangements” section below for further information regarding the compensation arrangements entered into in connection with the 2024 management transition.

2023 Business Overview

Business Highlights

2023 was a challenging year for the market, and our financial results reflect the same, as shown below compared to the strong growth we experienced in the prior year:

●	Total Net Sales(1) of $444.5 million, down 7% year-over year;
●	Net Income of $24.0 million, down 34% year-over-year; and
●	Adjusted EBITDA(2) of $89.5 million, down 8% year-over-year.

2023 performance ($ in millions)

(1)	The term Net Sales, as defined in the STIP (as defined below), is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements.
(2)	Adjusted EBITDA is not a measurement of financial performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See Annex A hereto for a reconciliation to Net Income, the most directly comparable GAAP financial measure.

Sales for the Company in 2023 reflected cautious spending by customers driven by economic uncertainties, banking industry turmoil and a customer focus on reducing inventory levels that accumulated in response to post-pandemic supply chain constraints. The Company’s 2023 financial performance declined primarily across our Debit and Credit segment and our Prepaid Debit segment remained relatively flat compared to the strong results we achieved in 2022. Despite the decline in net income, the Company increased cash provided by operating activities and also advanced numerous business initiatives and executed on our capital allocation goals. We believe in our strategic plan moving forward and continuing to execute on our four key strategies: deep customer focus; market-leading quality payment solutions and customer service; continuous innovation; and a market competitive business model.

For further details, we encourage you to review the financial results set forth in our Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 7, 2024.

As described in this “Executive Compensation” section, we believe our compensation program focuses on performance-based compensation elements and provides alignment with the Company’s financial and strategic priorities as well as stockholder interests. We have structured our compensation design features to incentivize our NEOs and other executive officers to pursue performance that increases stockholder value by rewarding top-line growth, profitability and non-financial business imperatives, and we employ competitive compensation levels to drive the retention, performance and engagement of our executive team, including our NEOs. Further, our programs are designed to incentivize over-achievement of goals by awarding compensation consistent with above-market performance when the Company exceeds its performance goals.

Summary of Our 2023 Compensation Decisions

The principal components of our 2023 executive compensation program consisted of (i) base salary, (ii) short-term incentives delivered in the form of quarterly cash payments and (iii) long-term incentives delivered entirely in the form of equity awards. We believe these components provide the appropriate mix of compensation to recruit and retain top-level talent, motivate our executive team to achieve the Company’s near-term financial objectives, and align compensation with stockholder value, all of which incentivize our executive team to continue improving business performance. Part of this strategy involves utilizing a short-term incentive plan (“STIP”) that rewards short-term incentive goal achievement with cash payments, as well as a long-term incentive plan (“LTIP”) which utilizes the Company’s 2021 Omnibus Incentive Plan ("Omnibus Incentive Plan”) to grant stock options (“Options”) and restricted stock units (“RSUs”). As noted above, Mr. Scheirman announced in June 2023 his intention to retire, which  led to the decision to incentivize key personnel to remain with the Company for business continuity purposes. Mr. Scheirman also received a modified compensation package, including changes to his equity award schedule, as discussed in more detail below.

In 2023, the Company instituted a quarterly grant program for the LTIP portion of compensation with grants scheduled to coincide with and occur in the month of the Company’s quarterly earnings release. The quarterly timing of the awards was determined in an effort to mitigate the impact of significant volatility in the Company’s stock price over time, which has historically made it difficult to achieve the goal of effectively incentivizing and retaining employees.  These grants consisted of RSUs and Options, each of which vest in equal annual installments on the first and second anniversaries of the grant date, respectively.  In addition, in connection with the anticipated leadership transition, a special equity award was approved to retain and incentivize executive officers and certain key employees, excluding the Chief Executive Officer. This award was granted in the form of RSUs and made in three separate tranches on June 9, 2023, August 31, 2023, and November 30, 2023.  Each tranche of the awards will vest in three equal installments over three years, beginning on the first anniversary of the grant date.  To incentivize Mr. Scheirman to remain with the Company to allow for the orderly transition of his duties, Mr. Scheirman received an additional grant on June 9, 2023 in conjunction with the announcement of his intention to retire, which was made in the form of RSUs and Options, vesting 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

The Compensation Committee makes all decisions regarding our NEOs’ total compensation (base salary, short-term incentives and long-term incentives).

● ● ● ● ●
Factors that Guided 2023 Compensation Decisions
●
Our executive compensation philosophy
●
Degree of achievement of key financial goals for 2023
●
Anticipation of Company leadership changes
●
Recommendations of our CEO (other than with respect to his own compensation)
●
Advice of the Compensation Committee’s independent compensation consultant
●
Market pay and governance best practices
●
Historical CPI compensation

2023 Compensation Program Changes and Key Decisions

Base Salary

In December 2022 and February 2023, the Compensation Committee approved the following increases in base salaries in consideration of our NEOs’ performance, review of competitive market data and internal pay equity:

●
CEO: Mr. Scheirman received a base salary increase of 4.5%, effective March 1, 2023, approved in February 2023.
●
Other NEOs: In connection with their promotions to the EVP level of the organization, Mr. Dubin received a base salary increase of 20.1%, and. Mr. Lowe received a base salary increase of 19.0%, each effective January 1, 2023,  both were approved in December 2022.

See “Elements of the 2023 Executive Compensation Program — Base Salary” for more information.

2023 Short-Term Incentive Plan (“2023 STIP”)

The 2023 STIP emphasizes pay-for-performance and the achievement of critical near-term performance milestones. Under the 2023 STIP, the NEOs were eligible to earn quarterly cash bonus awards based on the achievement of pre-established financial goals (specifically the metrics were based on a weighting of 70% for Adjusted EBITDA and 30% for Net Sales). Each NEO’s individual incentive opportunity is determined by the Compensation Committee following a review of competitive market data and internal pay equity. Messrs. Scheirman’s and Dubin’s targets did not increase from 2022.  Mr. Lowe’s target increased by 12.0% over 2022, which reflected his increased responsibilities for revenue as EVP, End-to-End Payment Solutions.

Based on the Company’s performance during 2023, the 2023 STIP payouts were 49.4% of target for the NEOs, primarily due to outsized performance during the first quarter of 2023.

See “Elements of the 2023 Executive Compensation Program — Short-Term Incentives” for more information.

2023 Long-Term Incentive Plan

Throughout 2023, the Compensation Committee granted quarterly equity awards under the Omnibus Incentive Plan to select employees of the Company, including the NEOs. These equity awards were granted in the form of RSUs and Options, with awards vesting in equal annual installments on the first and second anniversaries of the grant date. These awards were determined in consideration of our NEOs’ performance and a review of competitive market data. In addition, a special equity award was approved to retain and incentivize executive officers and certain key employees, excluding the Chief Executive Officer. This award was granted in the form of RSUs and made in three separate tranches on June 9, 2023, August 31, 2023, and November 30, 2023.  Each tranche of the award will vest in three equal installments over three years, beginning on the first anniversary of the grant date.  Mr. Scheirman received an additional grant on June 9, 2023, in conjunction with the announcement of his intention to retire, which was in the form of RSUs and Options, vesting 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

See “Elements of the 2023 Executive Compensation Program — Long-Term Incentives” for more information.

Compensation Peer Group

The Compensation Committee reviewed and modified our compensation peer group in 2023, which resulted in removing 10 companies and adding 13 new companies to the peer group. The compensation peer group is comprised of companies that meet at least one of the following criteria:

●
Similar in size and complexity to CPI (primarily based on revenue and EBITDA);
●
In a similar or related technology-oriented industry; or
●
In competition with CPI for executive talent.

See “Role of Market Data and the Peer Group” for more information.

Executive Compensation Governance Highlights

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation practices to evaluate whether they support the Company’s executive compensation philosophy and are aligned with stockholder interests. Our 2023 executive compensation practices include the following, each of which the Compensation Committee believes is supportive of our executive compensation philosophy and the interests of our stockholders:

What We Do	What We Don’t Do

✓

Deliver a significant portion of compensation through performance-based, at-risk pay

✓

Maintain a peer group for evaluating competitive market practices

✓

Set pre-established performance targets designed to be challenging

✓

Regularly review risks associated with compensation

✓

Consult with an independent consultant on compensation levels and practices

✓

Provide no executive perquisites

✓

Annual say-on-pay vote

X

Provide automatic, annual increases in executive salaries

X

Maintain uncapped executive incentive plans

X

Award single-trigger cash severance in connection with a change in control

X

Re-price stock options without the prior approval of our stockholders

X

Permit hedging or pledging of equity

X

Enter into supplemental executive retirement plans

X

Provide excise tax gross-ups on termination-related payments

2023 Say-on-Pay Vote

In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 99% of the votes cast for the Company’s say-on-pay vote at our 2023 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2023 say-on-pay vote.

Role of the Compensation Committee

In consultation with the CEO, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work to implement the Compensation Committee’s decisions, monitor evolving competitive practices and make compensation recommendations to the Compensation Committee. Our human resources management, in conjunction with our independent compensation consultant, develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee. The Compensation Committee has final authority to approve, modify or reject these recommendations in its sole discretion. Members of management do not attend the portions of the Compensation Committee meetings relating to their own compensation, and the Compensation Committee regularly conducts executive sessions without management present. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Role of the Independent Compensation Consultant

Since 2018, the Compensation Committee has engaged WTW as its independent compensation consultant. WTW is engaged by and reports directly to the Compensation Committee. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of WTW and to terminate such engagement. In 2023, WTW assisted the Compensation Committee with the development of competitive market data, compensation program design and related assessments of the Company’s executive and director compensation levels, evaluation of short-term and long-term incentive compensation strategy, and compilation and review of total compensation data for the Company’s NEOs and provided ongoing evaluation of the compensation program.

The Compensation Committee has reviewed the independence of WTW in light of SEC rules regarding compensation consultants and has concluded that WTW is independent and its work for the Compensation Committee does not raise any conflict of interest.

Role of Market Data and the Peer Group

In order to gauge the competitiveness of our compensation program and to provide our NEOs with fair and market-competitive compensation, the Compensation Committee reviewed compensation practices and pay opportunities from general industry survey data as well as from a selection of publicly traded peer companies, as provided by WTW. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets, and we design our compensation practices with this goal in mind.

Specifically, in 2023, WTW analyzed information regarding the pay practices of a compensation peer group (as described below) to assist the Compensation Committee in determining pay for our CEO and CFO. WTW also advised the Company with respect to the letter agreement with Mr. Scheirman pertaining to retention compensation adjustments. In addition, the Company analyzed the pay practices of similarly sized general industry companies identified by WTW to assist the Compensation Committee in determining pay for our other executive officers. The compensation data resulting from this analysis was considered by the Compensation Committee in making 2024 executive compensation decisions including the executive leadership transition in early 2024.

The Compensation Committee reviewed and modified our compensation peer group in 2023. WTW made recommendations to update the peer group based on changes in Revenue and EBITDA as well as identifying public companies operating in a similar industry.  As a result, 10 companies were removed from and 13 companies were added to the peer group. The compensation peer group is comprised of companies that meet at least one of the following criteria:

●	Similar in size and complexity to CPI (primarily based on revenue and EBITDA);
●	In a similar or related technology-oriented industry; or
●	In competition with CPI for executive talent.

The following peer group was used for 2023 compensation benchmarking purposes:

Executive Compensation Peer Group
Axcelis Technologies, Inc	EVERTEC, Inc.	Qualys, Inc.
Badger Meter, Inc.	FormFactor, Inc.	Repay Holdings Corporation
CompoSecure, Inc.	International Money Express, Inc.	Veeco Instruments, Inc.
CTS Corporation	MeridianLink, Inc.	Verra Mobility Corporation
Ennis, Inc.	Mirion Technologies, Inc.	Vishay Precision Group, Inc.

Elements of the 2023 Executive Compensation Program

Our 2023 executive compensation program consisted of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of CPI’s 2023 executive compensation program and the objective and key features of each element.

	Objective	Type of Compensation	Key Features
Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a consistent source of income
Short-Term Incentive	A cash-based award that encourages executives to focus on specific short-term corporate and/or business unit performance goals.	Cash	● Performance-based award tied to achievement of critical short-term financial goals and priorities ● Pays only if threshold performance levels are met or exceeded
Long-Term Incentive — RSUs	Rewards stockholder value creation, enhances executive stock ownership and promotes retention	Equity	● At-risk award, with value based exclusively upon the value of the Company’s Common Stock ● Aligns executive and stockholder interests
Long-Term Incentive — Options	Rewards stockholder value creation by aligning executive pay with stock price appreciation, enhances executive stock ownership and promotes retention	Equity	● Performance-based award, with no value unless the Company’s stock price appreciates from the date of grant ● Aligns executive and stockholder interests
Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits	Benefit	● Competitive broad-based benefits available to all employees
Employment and Post-Termination Arrangements

Protects the Company and NEOs during certain termination events, through the use of selective employment agreements, an executive severance and change-in-control policy, and various restrictive covenants

Benefit
●
Facilitates an orderly transition in the event of management changes
●
Helps ensure NEOs remain focused on creating sustainable performance in case of risk of job loss
●
Provides confidentiality, non-compete and non-solicit protections for the Company

Base Salary

Base salaries established for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance. The base salaries of our NEOs in 2023 and 2022 are set forth below:

	2023 Base Salary	2022 Base Salary	Aggregate %
	(As of December 31, 2023)	(As of December 31, 2022)	Increase
Scott Scheirman(1)	$700,000	$670,018	4.5%
Lane Dubin(2)	$605,000	$503,839	20.1%
John Lowe(2)	$500,000	$420,000	19.0%

(1)	Mr. Scheirman’s base salary increase was effective March 1, 2023.
(2)	Mr. Dubin’s and Mr. Lowe’s base salary increases were effective January 1, 2023.

The Compensation Committee annually reviews the base salaries of the Company’s executive officers, including the CEO, and may from time to time make adjustments to these amounts as it deems necessary for the Company to pursue its goal of attracting and retaining key personnel.

Short-Term Incentives

The Company believes that establishing cash incentive opportunities is an important factor in both attracting and retaining qualified and highly skilled executives and in motivating our executives to achieve the Company’s near-term financial objectives. To achieve these objectives, the Company maintains a quarterly short-term incentive plan with an annual component, or the “STIP.” The quarterly design of the STIP is intended to reward the achievement of critical quarterly financial performance objectives and the annual component is tied to annual financial performance objectives. As such, payments may vary quarter to quarter.

To determine payouts under the STIP, the Company measures performance for each metric on both a quarterly and an annual basis. Each quarterly payment is “capped” at 125% of target, amounts that exceed the quarterly cap are subject to a year-end “true-up,” and each quarterly award is eligible for a “catch-up” payment for cumulative performance to-date. This design was implemented to further enhance the motivational effect of the STIP and provide a continual incentive to improve performance throughout the year.

Under the 2023 STIP, executives were eligible to earn quarterly cash bonuses based on the achievement of the following metrics:

Description
Metrics	70% based on achievement of Adjusted EBITDA (1) 30% based on achievement of Net Sales (2)
Corporate Executive Measurement	100% based on Company-wide achievement

(1)	“Adjusted EBITDA” is a financial measure that is not calculated according to GAAP. For purposes of the STIP, we define Adjusted EBITDA as EBITDA (which represents earnings before interest, taxes, depreciation and amortization, all on a continuing operations basis) adjusted for (i) stock compensation expense, (ii) foreign currency changes, (iii) impairments, (iv) restructuring charges, (v) severance and other charges, (vi) loss on debt extinguishment, (vii) amounts related to a sales tax contingency liability, and (viii) other items that are unusual in nature, infrequently occurring or not considered part of core operations.
(2)	The term Net Sales, as defined in the STIP, is consistent with “Total Net Sales,” as included in the Company’s consolidated financial statements, for all references contained herein.

Our STIP Net Sales and Adjusted EBITDA goals are defined on a quarterly basis for purposes of calculating the quarterly STIP payments. The quarterly goals align to the Company’s annual operating plan and reflect the planned seasonality of our business and operations. Achievement of performance goals is calculated on the basis of straight-line interpolation between the threshold, target and maximum bonus opportunities for each applicable metric underlying the performance goal. Quarterly and annual payouts under the STIP can range from 0% to 200%, based on Company performance; however, any payment made under the STIP with respect to each quarter is capped at 125% of the quarterly target incentive, with amounts in excess of the cap, up to 200%, payable with the annual payout. The targeted cumulative Adjusted EBITDA metric also serves as a trigger as CPI must achieve the overall Adjusted EBITDA threshold performance in order for any year-end STIP payments to fund.

The Compensation Committee kept Messrs. Scheirman’s and Dubin’s 2023 STIP targets flat as compared to their respective 2022 STIP targets. Mr. Lowe’s 2023 STIP target increased 12.0% over 2022, which reflected an adjustment based on his increasing responsibilities for revenue in connection with his 2022 promotion. For the 2023 performance year, our NEOs were eligible to receive the following target bonus opportunities under the 2023 STIP:

Executive	Target Annual STIP Payment Opportunity
Scott Scheirman	$1,379,800
Lane Dubin	$408,000
John Lowe	$400,000

Actual 2023 Payouts

Based on Company performance in 2023, our 2023 STIP paid out at 49.4% of target under the plan overall, primarily due to outsized performance in the first quarter of 2023. Therefore, Messrs. Scheirman, Dubin and Lowe received 2023 STIP payments of $682,173, $201,715, and $197,760, respectively.

Long-Term Incentives

Together with STIP awards, the long-term incentive equity awards are designed to balance the achievement of critical near-term performance objectives with long-term strategic goals and the retention of our high performing executive team. We believe such awards also allow us to continue to recruit top-level talent and align compensation with stockholder value, all of which incentivize our executive team to continue improving our business. Generally, long-term incentive equity awards granted by the Company are subject to various conditions, including the executive’s continued service to the Company, time-based vesting conditions, and acceleration of vesting in the event of the executive’s death, termination due to disability, retirement or in connection with a change in control of the Company.

Throughout 2023, the Compensation Committee granted equity awards under the Omnibus Incentive Plan comprised of RSUs and Options to select employees of the Company, including the NEOs, on a quarterly basis with such grants scheduled to coincide with and occur in the month of the Company’s quarterly earnings release.  In addition, a special equity award was approved to retain and incentivize executive officers and certain key employees, excluding the Chief Executive Officer. As described above, Mr. Scheirman received an additional grant on June 9, 2023 to induce him to remain employed with the Company to support an orderly transition of duties, which was made in the form of RSUs and Options. This award was granted in the form of RSUs and made in three separate tranches on June 9, 2023, August 31, 2023, and November 30, 2023.

The following table sets forth the details of the RSUs and Options granted to our NEOs in 2023:

						Option Grant
			# RSUs	RSU Grant Date	# Options	Date Stock	Aggregate
	Grant Date		Granted	Fair Value	Granted	Price	Value
Scott Scheirman	3/31/2023	(1)	3,829	$172,343	5,519	$45.01	$324,250
Scott Scheirman	5/31/2023	(1)	7,506	199,735	4,667	26.61	275,993
Scott Scheirman	6/9/2023	(1)	31,633	728,508	27,502	23.03	1,004,353
Scott Scheirman	8/31/2023	(1)	36,778	760,201	30,585	20.67	1,036,078
Scott Scheirman	11/30/2023	(1)	52,538	934,651	35,833	17.79	1,210,565
Lane Dubin	3/31/2023	(1)	889	$40,014	427	$45.01	$51,767
Lane Dubin	5/31/2023	(1)	1,162	30,921	723	26.61	42,735
Lane Dubin	6/9/2023	(2)	7,225	166,392	—	—	166,392
Lane Dubin	8/31/2023	(1)	1,575	32,555	922	20.67	44,366
Lane Dubin	8/31/2023	(2)	8,400	173,628	—	—	173,628
Lane Dubin	11/30/2023	(1)	2,249	40,010	1,073	17.79	51,813
Lane Dubin	11/30/2023	(2)	11,999	213,462	—	—	213,462
John Lowe	3/31/2023	(1)	1,257	$56,578	603	$45.01	$73,175
John Lowe	5/31/2023	(1)	1,642	43,694	1,021	26.61	60,377
John Lowe	6/9/2023	(2)	10,206	235,044	—	—	235,044
John Lowe	8/31/2023	(1)	2,225	45,991	1,302	20.67	62,669
John Lowe	8/31/2023	(2)	11,866	245,270	—	—	245,270
John Lowe	11/30/2023	(1)	3,178	56,537	1,516	17.79	73,213
John Lowe	11/30/2023	(2)	16,952	301,576	—	—	301,576

(1)	The RSUs and Options vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date, or otherwise as provided by the NEO’s employment agreement. The RSUs and Options are both stock-settled awards.
(2)	The RSUs vest 33.4% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date and 33.3% on the third anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date. The RSUs are stock-settled awards.

Other Benefits

The Company maintains the CPI Card Group, Inc. 401(k) Plan (the “401(k) Plan”), which is designed to be a qualified defined contribution plan under the provisions of the Internal Revenue Code, covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of a participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The matching contributions are fully vested at the time of the match.

Termination or Change in Control

Pursuant to their respective employment or post-termination arrangements, each of our NEOs may be entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements would help facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Employment and Post-Termination Arrangements.”

Additional Compensation Governance Practices

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2019 and, at the time, concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In 2023, the Compensation Committee discussed with WTW the risk assessment of the Company’s executive compensation programs and any year-over-year changes that could impact the risk assessment. The Compensation Committee and WTW concluded that no program changes were implemented in 2023 that would materially affect the existing risk profile of the Company’s compensation program and that there were no material risks to the Company’s existing executive compensation program. Accordingly, the Compensation Committee and WTW did not recommend any changes the Company’s executive compensation program in 2023 on this basis.

Insider Trading Policy

The Company maintains an Insider Trading Policy, which prohibits CPI officers and directors from purchasing financial instruments and engaging in certain transactions designed to hedge against a decrease in the value of the Company’s securities, including short sales, publicly traded options, hedging and monetization transactions, margin sales, pledges of collateral and standing limit orders.

Clawback Policy

On October 9, 2023, the Company approved and adopted a revised clawback policy (the “Clawback Policy”), which describes the circumstances in which CPI will be required to recover, and executive officers will be required to repay or return, erroneously awarded compensation. The Clawback Policy requires the recoupment of compensation received by executive officers (defined within the meaning of Rule 10D-1 under the Exchange Act) during the three fiscal years immediately preceding the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Among other things, the Clawback Policy covers incentive-based compensation awarded on the basis of financial measures, including TSR and stock price; requires recovery without regard to culpability; and prohibits the Company from insuring, reimbursing insurance or indemnifying any current or former executive officer against the loss of erroneously awarded compensation. A copy of the Clawback Policy was included as an exhibit to the Company’s Form 10-K for the year-ended December 31, 2023.

Stock Ownership Guidelines

Since 2016, the Company has maintained stock ownership guidelines that apply to our directors and senior executives, including our NEOs. The Company did this to further align the interests of our leaders and the Board of Directors with those of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines, once appointed to their respective role, executives and directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary or annual retainer fees. For directors this multiple is five times the cash portion of the annual retainer, for our Chief Executive Officer this multiple is five times base salary, and for all other executive officers this multiple is two times base salary.

2023 Summary Compensation Table

The 2023 Summary Compensation Table discloses the compensation information for fiscal year 2023 and, to the extent required by applicable SEC disclosure rules, fiscal year 2022, for the principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year.

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (2)	Compensation (3)	Earnings	Compensation (4)	Total
Scott Scheirman, President, Chief Executive Officer and Director (5)	2023	$695,157	$—	$3,370,000	$1,312,037	$682,173	$—	$13,200	$6,072,567
	2022	$659,634	$—	$—	$—	$2,759,600	$—	$12,200	$3,431,434
Lane Dubin, EVP and Chief Development and Digital Officer	2023	$605,000	$—	$696,982	$47,181	$201,715	$—	$13,200	$1,564,078
	2022	$500,486	$—	$—	$—	$815,360	$—	$12,200	$1,328,046
John Lowe, EVP, End-to-End Payment Solutions	2023	$500,000	$—	$984,689	$66,635	$197,760	$—	$13,200	$1,762,284
	2022	$420,000	$—	$—	$—	$714,000	$—	$12,200	$1,146,200

(1)	The amounts reported in this column represent the grant date fair value of the RSU awards as calculated in accordance with FASB Topic 718, valued based on the closing stock price on the date of grant.
(2)	The amounts reported in this column represent the grant date fair value of Option awards, calculated in accordance with FASB Topic 718. See Note 16 of the Company’s audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Represents performance-based bonuses earned under the Company’s STIP for the applicable year. Please see the section entitled “Elements of the 2023 Executive Compensation Program — Short-Term Incentives” above for further information regarding the 2023 STIP.
(4)	Represents matching contributions under the Company’s 401(k) plan.
(5)	In connection with the leadership transition and as part of the CEO’s retention arrangement, the requisite service and exercise periods for 2023 LTIP awards granted prior to June 2023 were modified. The incremental fair value associated with the modification of his 2023 LTIP awards was $830,810 and which is reflected in the stock awards and option awards columns.

Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of	Value of
	Underlying		Underlying				Shares of	Shares of
	Unexercised		Unexercised		Option		Stock that	Stock that
	Options		Options		Exercise	Option	Have Not	Have Not
	(Exercisable)		(Unexercisable)		Price	Expiration	Vested	Vested (3)
Name	(#)		(#)		($)	Date	(#)	($)
Scott Scheirman	280,000	(1)	—		$5.25	2/28/2027	—	—
	32,893	(1)	—		$29.62	2/28/2027	—	—
	—		2,760	(2)	$45.01	3/31/2027	3,829	$73,479
			2,759	(2)	$45.01	3/31/2028	—	—
	—		2,334	(2)	$26.61	5/31/2027	7,506	$144,040
			2,333	(2)	$26.61	5/31/2028	—	—
	—		13,751	(2)	$23.03	6/9/2027	31,633	$607,037
	—		13,751	(2)	$23.03	6/9/2028	—	—
	—		15,293	(2)	$20.67	8/31/2027	36,778	$705,770
	—		15,292	(2)	$20.67	8/31/2028	—	—
	—		17,917	(2)	$17.79	11/30/2027	52,538	$1,008,204
	—		17,916	(2)	$17.79	11/30/2028	—	—
Lane Dubin	22,500		—		$27.60	9/1/2026	—	—
	11,885		—		$21.75	3/22/2027	—	—
	25,000		—		$5.25	9/25/2027	—	—
	8,932		—		$29.62	9/21/2028	—	$—
	—		427		$45.01	3/31/2030	889	$17,060
	—		723		$26.61	5/31/2030	1,162	$22,299
	—		—		—	—	7,225	$138,648
	—		922		$20.67	8/31/2030	1,575	$30,224
	—		—		—	—	8,400	$161,196
	—		1,073		$17.79	11/30/2030	2,249	$43,158
	—		—		—	—	11,999	$230,261
John Lowe	75,000		—		$1.98	7/2/2028	—	—
	7,885		—		$29.62	9/21/2028	—	—
	253		—		$30.53	10/5/2028	—	—
	—		603		$45.01	3/31/2030	1,257	$24,122
	—		1,021		$26.61	5/31/2030	1,642	$31,510
	—		—		—	—	10,206	$195,853
	—		1,302		$20.67	8/31/2030	2,225	$42,698
	—		—		—	—	11,866	$227,709
	—		1,516		$17.79	11/30/2030	3,178	$60,986
	—		—		—	—	16,952	$325,309

(1)	Pursuant to the terms of the Letter Agreement with Mr. Scheirman (as defined below), the Option expiration date was modified to February 28, 2027.
(2)	Pursuant to the terms of the Letter Agreement with Mr. Scheirman (as defined below) the Options granted on each of March 31, 2023, May 31, 2023, June 9, 2023, August 31, 2023, and November 30, 2023 vest and become exercisable ratably over a two-year period from the grant date and expire on the third anniversary of the date of vesting.
(3)	Represents RSUs, the market value of which is based on the $19.19 closing price of a share of our Common Stock on December 29, 2023 (the last trading day of 2023).

Employment and Post-Termination Arrangements

Mr. Scheirman’s Employment Agreement

On September 25, 2017, Mr. Scheirman entered into an employment and non-competition agreement (the “Scheirman Employment Agreement”) with the Company to serve as President and CEO, effective September 25, 2017, for a term ending on March 31, 2021, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. On June 2, 2023, in connection with Mr. Scheirman’s announcement of his intent to retire, the Company and Mr. Scheirman entered into a letter agreement (the “Letter Agreement”) supplementing and amending the terms of the Scheirman Employment Agreement, which provided that Mr. Scheirman would remain employed with the Company through February 28, 2024 (the “Retention Date”).

The Letter Agreement was structured to provide an incentive for Mr. Scheirman to remain employed with the Company through the Retention Date in order to allow for the orderly transition of his duties from the Company. Prior to the Retention Date, Mr. Scheirman continued to serve as the Company’s President and CEO until fully transitioning his duties to Mr. Lowe, who was named the new President and CEO in January 2024. Mr. Scheirman then served as an Executive Advisor through the Retention Date.

The Letter Agreement provided that the aggregate target grant date fair value of equity awards to be granted to Mr. Scheirman in 2023 under the terms of the Employment Agreement were $3,920,000, with the equity awards granted after the date of the Letter Agreement to be 75% in the form of RSUs and 25% in the form of Options. The terms of such awards provided that 50% of the shares subject to the award will vest on the first anniversary of the date of grant, and the remaining 50% of the shares subject to the award will vest on the second anniversary of the date of grant, and the options may be exercised at any time between the date of vesting and the third anniversary of the date of vesting. Prior to the date of the Letter Agreement, Mr. Scheirman received grants of equity awards consistent with his LTIP targets for the first two quarterly award cycles; subsequent to the Letter Agreement, Mr. Scheirman received the remaining fair value of equity awards not already granted in three tranches on June 9, 2023, August 31, 2023 and November 30, 2023. Mr. Scheirman did not participate in the additional retention awards comprised of RSUs and granted to key personnel during 2023 to retain and incentivize them to support the CEO transition.

The Letter Agreement also provided that, subject to his continued employment through the Retention Date and his execution and delivery of a release of claims and his continued compliance with the Letter Agreement and the Employment Agreement and in lieu of the payments and benefits he would otherwise receive upon such a termination of his employment under the Employment Agreement, (A) the Company would pay to Mr. Scheirman an amount equal to $5,000,000; (B) any outstanding and unvested equity awards granted to Mr. Scheirman (including, without limitation, the equity awards granted to him pursuant to the Letter Agreement) will continue to vest in accordance with their original vesting schedules as if he had remained employed with the Company through each applicable vesting date, and any options held by Mr. Scheirman may be exercised at any time between the date of vesting and the third anniversary of the date of vesting; (C) each outstanding and unexercised stock option granted to Mr. Scheirman will, to the extent vested, remain exercisable through the earlier of the original expiration date and February 28, 2027; provided that the options that were not vested on the date of the Letter Agreement will remain exercisable until the third anniversary of the date of vesting; (D) Mr. Scheirman would remain eligible to receive the full amount of his 2023 cash incentive compensation, including quarterly payments and the annual true-up payment, with Mr. Scheirman’s 2023 incentive compensation to be paid based upon actual performance results for 2023, but treating all individual performance goals as having been met at the target level; and (E) the Company will reimburse Mr. Scheirman, on a monthly basis, for the cost of continuing coverage under the Company’s group health and dental benefits plan, and in accordance with the Company’s policies applicable to similarly situated employees, until no later than August 31, 2025. The estimated value of Mr. Scheirman’s continued equity vesting, assuming a termination as of December 31, 2023 and based on our stock price as of December 29, 2023, would have been $3,421,712.

 Mr. Scheirman is subject to certain restrictive covenants in the Scheirman Employment Agreement, including obligations regarding noncompetition and non-solicitation of Company employees and customers for a period of eighteen months following termination of his employment with the Company.

Mr. Dubin’s Employment Agreement

In connection with Mr. Dubin’s promotion to Executive Vice President and Chief Development and Digital Officer, the Company entered into an employment agreement with Mr. Dubin effective December 13, 2022 and ending on June 30, 2024, unless earlier terminated or extended by the parties (the “Dubin Employment Agreement”). Under the Dubin Employment Agreement, in the event of a termination of his employment by the Company without Cause (as defined in the Dubin Employment Agreement) or by Mr. Dubin (a) for Good Reason (as defined in the Dubin Employment Agreement) or (b) other than for Good Reason and effective as of June 30, 2023, December 31, 2023 or June 30, 2024 (each, a “Severance Termination Event”), subject to his execution and delivery of a release of claims, Mr. Dubin will receive (i) severance payments equal to 1.0 times (1.5 times in the case of a Severance Termination Event that occurs within six months prior to or 24 months following a Change in Control (as defined in the Dubin Employment Agreement)) the sum of Mr. Dubin’s annual base salary and target bonus for the year of the termination; and (ii) the sum of (y) the Employee’s Quarterly Performance Incentive (as defined in the STIP) for the calendar quarter in which such termination occurs, including any related “catch-up” payment with respect to such quarter as determined in accordance with the STIP and (z) the Annual Performance Incentives determined under the STIP, in each case, based on the Company’s actual performance and pro-rated based on the number of days Mr. Dubin was employed by the Company during such period. Mr. Dubin is also entitled to reimbursement for the cost of up to 18 months of continuation coverage under the Company’s health and welfare plans at active employee rates and six months of outplacement services.  On January 24, 2024, the Company and Mr. Dubin agreed that his employment with the Company would cease on June 30, 2024, the expiration of the Dubin Employment Agreement and Mr. Dubin became eligible for severance under the terms of the Dubin Employment Agreement.

In addition to the compensation described above, Mr. Dubin is entitled to (1) the continued vesting of any awards granted to Mr. Dubin after December 13, 2022 through the two-year anniversary of the end of the Severance Period (as defined below), and (2) the vested and unexercised portions of any stock option awards held by Mr. Dubin will remain outstanding and exercisable until the earlier of (A) the two-year anniversary of the end of the Severance Period and (B) the original expiration date of the stock option award; provided, however, such terms do not apply to the additional retention awards granted to key personnel in connection with the CEO transition. Mr. Dubin will be entitled to receive only those retention awards for which he has continued service through the vesting date with respect to those awards. In the case of a Change in Control prior to termination of his employment, Mr. Dubin is also entitled to full vesting of his outstanding equity awards, with the performance-based equity awards vesting at the target level of performance.

For purposes of the Dubin Employment Agreement, “Severance Period” means the 12-month period (or 18-month period in the case of a Severance Termination Event incurred in connection with a Change in Control) commencing on the date of Mr. Dubin’s termination of employment, unless such period is shortened by a violation of Mr. Dubin’s Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement, by and between Mr. Dubin and CPI Card Group-Colorado, Inc., effective as of April 8, 2019 (the “Confidentiality Agreement”) after the termination date but prior to its expiration. The Dubin Employment Agreement extended the restricted period under the Confidentiality Agreement to a period of two years following the cessation of Mr. Dubin’s employment.

The estimated cash severance payment to Mr. Dubin on termination, assuming a termination as of December 31, 2023, would have been $1,050,197 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000) for termination without Cause, for Good Reason, for the Company’s failure to renew the agreement, and, in each case, not in connection with a Change in Control. Based on our stock price as of December 29, 2023, the estimated value of Mr. Dubin’s continued equity vesting, assuming a termination as of December 31, 2023 without Cause, for Good Reason, or for the Company’s failure to renew the agreement would have been $145,363. In the event of a termination due to death or disability as of December 31, 2023, the estimated value of Mr. Dubin’s continued equity vesting would have been $675,468.

The estimated cash severance payment to Mr. Dubin on termination in connection with a Change in Control, assuming a termination as of December 31, 2023, would have been $1,556,697 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000).  The estimated value of Mr. Dubin’s continued equity vesting, assuming a termination as of December 31, 2023 and based on our stock price as of December 29, 2023, would have been $675,468.

Mr. Lowe’s Employment Agreement

Prior to entering into an Employment and Non-Competition Agreement effective January 24, 2024 between the Company and Mr. Lowe (the “Lowe Employment Agreement”) in connection with his appointment as President, CEO and Director, Mr. Lowe’s employment was subject to an offer letter between Mr. Lowe and the Company dated October 1, 2021. This offer letter provided for an annual base salary as well as eligibility for the Company’s STIP and eligibility to receive long-term incentives under the Omnibus Incentive Plan, which amounts were revised from time to time in connection with various compensation adjustments or promotions. Mr. Lowe’s offer letter did not provide for any severance benefits and he was subject to the Executive Severance Guidelines (described in more detail below),  pursuant to which upon a termination of his employment as of December 31, 2023, Mr. Lowe would have been eligible to receive an estimated $937,197 in cash severance (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000) upon a termination without “cause” or for “good reason” or $1,387,197 (inclusive of $22,197 in COBRA insurance coverage and outplacement services valued at $15,000) upon a termination following a “change in control.”

The Lowe Employment Agreement provides for an initial employment term commencing on January 25, 2024 and ending on February 28, 2029, and will automatically renew for additional one-year terms until terminated by either party. Pursuant to the Lowe Employment Agreement, Mr. Lowe will receive an initial annual base salary of $625,000 and will be eligible for a target annual cash bonus equal to 100% of his base salary, based on the achievement of performance metrics approved by the Compensation Committee. During each calendar year during the employment term, Mr. Lowe will be eligible to receive awards under the Omnibus Incentive Plan, with a target grant date value of at least $2,000,000. In connection with his promotion, Mr. Lowe received additional long-term incentive awards in the form of (i) performance stock units, with respect to 60,000 shares of Company common stock (the “Promotion PSU Award”) and (ii) RSUs, with respect to 40,000 shares of Company common stock (the “Promotion RSU Award”). The Promotion PSU Award will be earned in equal one-third increments upon the attainment of the rolling weighted average closing price of the Company’s common stock equaling or exceeding each of $35.00, $50.00 and $65.00, in each case, for at least 90 consecutive trading days (the “Stock Price Hurdle”), during the five-year performance period commencing on the grant date. The Promotion RSU Award will vest in full on the four-year anniversary of the grant date. The vesting of both the Promotion PSU Award and the Promotion RSU Award are subject to Mr. Lowe’s continuous employment with the Company or an affiliate through the four-year anniversary of the grant date. The Company agreed to reimburse Mr. Lowe for up to $25,000 in reasonable attorneys’ fees incurred by him in connection with the negotiation of the Employment Agreement.

In the event of a termination of his employment with the Company due to his death or disability, by the Company without cause or by Mr. Lowe for good reason (each, a “Qualifying Termination”), subject to his execution and delivery of a release of claims, Mr. Lowe will receive (i) severance payments equal to 1.5 times the sum of Mr. Lowe’s annual base salary and target bonus for the year of the termination, (ii) a pro-rated bonus payment for the year of the termination, based on the Company’s actual performance, (iii) reimbursement for the cost of continuation coverage under the Company’s health and welfare plans for up to 18 months, and (iv) except in the case of a termination due to death or disability, six months of outplacement services. If Mr. Lowe’s Qualifying Termination occurs within 24 months following a change in control of the Company, then Mr. Lowe will instead receive (i) severance payments equal to two times the sum of Mr. Lowe’s annual base salary and target bonus for the year of the termination, (ii) a pro-rated bonus payment for the year of the termination, based on the Company’s actual performance, (iii) reimbursement for the cost of continuation coverage under the Company’s health and welfare plans for up to 24 months, (iv) except in the case of a termination due to death or disability, six months of outplacement services. and (v) his outstanding equity awards will vest in full, based on target performance with respect to any performance-based awards; provided, however, that the Promotion PSU Award will only vest to the extent the applicable Stock Price Hurdles have been achieved on or prior to the change in control of the Company.

Mr. Lowe will be subject to certain non-competition and non-solicitation covenants for 18 months following the termination of his employment with the Company for any reason.

Executive Severance Guidelines

On June 22, 2017, the Company adopted guidelines governing executive severance (“Executive Severance Guidelines”), applicable to executive officers and NEOs of the Company who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target (or 1.5 times the sum of base salary and annual bonus target for a CEO participant). For such a termination occurring within the 24 months following a change in control of the Company, the applicable severance multiple would be increased to 1.5 times for all other eligible officers (or 2.0 times for a CEO participant). In addition, the Company would continue to pay a portion of the cost of medical, dental and vision benefits on behalf of an eligible officer, such that the officer’s contribution would remain as it were for an active officer, for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services. As of December 31, 2023, Mr. Lowe was subject to the Executive Severance Guidelines, while Messrs. Scheirman and Dubin were excluded from the Executive Severance Guidelines due to the severance provisions in their respective Employment Agreements.

Pay vs. Performance

					Value of Initial Fixed $100
	Summary	Compensation	Average Summary	Average Compensation	Investment Based On:
	Compensation Table	Actually Paid	Compensation Table Total	Actually Paid	Total	Net Income
Year (1)	Total for PEO ($) (2)	to PEO ($) (3)	for Non-PEO NEOs ($) (2)	for Non-PEO NEOs ($) (3)	Shareholder Return ($) (4)	(in thousands) ($)
2023	6,072,567	5,292,252	1,663,181	1,489,262	437.13	23,985
2022	3,431,434	3,621,040	1,237,123	1,286,687	821.87	36,540
2021	4,288,431	4,565,532	1,423,053	1,672,791	422.55	15,941

(1)	Scott Scheirman served as the Company’s PEO and Lane Dubin and John Lowe served as the other NEOs for the entirety of 2023, 2022 and 2021.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Scheirman and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year in the case of the other NEOs.
(3)	To calculate “Compensation Actually Paid” (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Scheirman and for the average of the other NEOs is set forth following the footnotes to this table.*
(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

*Compensation Actually Paid Adjustments (see FN 3 above)

		Minus	Plus	Plus (Minus)	Plus	Plus (Minus)	Minus	Plus	Equals
						Change in Fair
						Value as of	Fair Value as
						Vesting Date of	of Prior Fiscal
			Fair Value at			Stock Option and	Year-End of
			Fiscal Year-End	Change in Fair	Fair Value at	Stock Awards	Stock Option and	Changes in
		Grant Date	of Outstanding	Value of	Vesting of Stock	Granted in	Stock Awards	Fair Value to
		Fair Value of	and Unvested	Outstanding and	Option and Stock	Prior Fiscal Years	Granted in Prior	Reflect Excess
		Stock Option	Stock Option	Unvested Stock	Awards Granted	for which Applicable	Fiscal Years that	Fair Value
		and Stock	and Stock	Option and Stock	in Fiscal Year	Vesting Conditions	Failed to Meet	Resulting from
	Summary	Awards Granted	Awards Granted	Awards Granted	that Vested	Were Satisfied	Applicable Vesting	Modifications to
	Compensation Table	in Fiscal	in Fiscal	in Prior Fiscal	During Fiscal	During Fiscal	Conditions During	Stock Option and	Compensation
Year	Total ($) (a)	Year ($) (b)	Year ($) (c)	Years ($) (d)	Year ($) (e)	Year ($) (f)	Fiscal Year ($) (g)	Stock Awards($) (h)	Actually Paid ($)
Scott Scheirman
2023	6,072,567	(4,682,037)	3,421,712	-	-	(350,800)	-	830,810	5,292,252
2022	3,431,434	-	-	321,862	-	(132,256)	-	-	3,621,040
2021	4,288,431	(1,148,010)	649,752	775,359	-	-	-	-	4,565,532
Average Other NEOs(i)
2023	1,663,181	(897,743)	814,865	-	-	(91,041)	-	-	1,489,262
2022	1,237,123	-	-	83,413	-	(33,849)	-	-	1,286,687
2021	1,423,053	(298,022)	168,734	198,212	-	180,814	-	-	1,672,791

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(b)	Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)	Represents the fair value at fiscal year-end of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(d)	Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)	Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)	Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)	Represents the incremental fair value associated with the modification of Mr. Scheirman’s 2023 LTIP awards.
(i)	See footnote 1 above for the NEOs included in the average for each year.

Relationship Between Pay and Performance

We believe the CAP in each of the years reported above and over the three-year cumulative period are generally reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the CAP amount captures the amounts awarded under the STIP that related to the Company’s financial performance in each year as demonstrated in the chart below. The total CAP amounts for each of the PEO and NEOs fluctuated year-over-year, primarily due to fluctuations in equity award grant timing and amounts. No equity awards were granted in 2022 as the equity awards granted in 2021 were designed to compensate for an 18-month period; however, maximum amounts under the STIP were awarded in 2022 and 2021 as a result of the Company’s outstanding financial performance during those years. In 2023, amounts awarded under the STIP were below target consistent with the decline in Company performance and equity awards resumed as a component  of the NEO’s annual compensation package. The additional equity-based retention awards granted in 2023 in connection with the leadership transition are not expected to be a recurring item for compensation purposes.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2023 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

Number of securities
remaining available for
future issuance under
	Number of securities to		Weighted average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding Options,		outstanding Options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
	(a) (#)		(b) ($)		(c) (#)
Equity compensation plans approved by security holders(1)	1,622,798	(2)	18.79	(2)	111,737
Equity compensation plans not approved by security holders	—		—		—
Total	1,622,798				111,737

(1)	All current equity compensation plans have been approved by stockholders.
(2)	Consists of (i) 909,438 outstanding Options under the Omnibus Incentive Plan at an average exercise price of $18.79; and (ii) 713,360 outstanding RSUs under the Omnibus Incentive Plan. Only Options were used in computing the weighted average exercise price.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements; (ii) our system of disclosure controls and internal control over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for 2023, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. KPMG was also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee has also reviewed and discussed with KPMG the audited consolidated financial statements in such Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that CPI’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Audit Committee:

Marc Sheinbaum, Chair

Thomas Furey

Ravi Mallela

Valerie Soranno Keating

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2023 and 2022, KPMG, our independent registered public accounting firm, billed the approximate fees set forth below. Audit-related fees included in the table below for 2022 have been revised from what was included in our 2023 proxy statement to include an additional invoice for $93,932 from KPMG that was received in 2023 for services relating to 2022.

	2023	2022
Audit fees(1)	$1,430,429	$1,545,878
Audit-related fees(2)	—	93,932
Tax fees(3)	188,645	270,971
All other fees(4)	—	—
Total fees	$1,619,074	$1,910,781

(1)	Audit fees relate to (i) the audit of our annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022, and (ii) interim reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during the years ended December 31, 2023 and 2022.
(2)	These services include attest services related to financial reporting that are not required by statute or regulation. The fees in 2022 related to due diligence services performed.
(3)	For the years ended December 31, 2023 and 2022, tax fees relate primarily to US federal and state tax compliance, planning, and advisory services.

(4)	This category includes fees for services that are not included in the above categories. KPMG did not provide services included in this category during the years ended December 31, 2023 and 2022.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, the independent registered public accounting firm will submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any interim requests for additional non-audit services that were not contained in the annual pre-approval request are pre-approved by the Audit Committee.

All services provided by KPMG during the fiscal year ended December 31, 2023 and 2022 were pre-approved by the Audit Committee.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024. A proposal will be presented at the Annual Meeting to ratify this appointment. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage KPMG LLP. Even if the appointment of KPMG LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

PROPOSAL NO. 3 STOCKHOLDER ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). The advisory vote to approve executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board of Directors.

In making decisions with respect to compensation for our NEOs, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each NEO’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our NEOs, the Compensation Committee seeks to achieve the following key objectives:

Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

Align Interests with Stockholders. The compensation program should align the interests of our executive officers with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain qualified executives while maintaining an appropriate cost structure for the Company.

We believe our executive compensation is structured in the manner that best serves the interests of the Company and its stockholders. We encourage stockholders to review the “Executive Compensation” section above for a complete discussion of how we determine the pay for our NEOs as well as key accomplishments the executive team achieved during 2023.

Accordingly, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, the compensation tables and any related material disclosed in this proxy statement.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs. We expect to hold this vote on an annual basis for the foreseeable future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2022 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with the Tricor Funds (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Tricor Funds are entitled to request that we register shares of our Common Stock on a long-form or short-form registration statement on one or more occasions in the future, provided that we will not be obligated to register such shares within 90 days after the effective date of a registration statement previously filed pursuant to a request under the Registration Rights Agreement and otherwise for up to 60 days from the date of a request under the Registration Rights Agreement in certain circumstances. The Tricor Funds also are entitled to participate in certain registered offerings that we may conduct in the future, subject to certain restrictions. We will pay the Tricor Funds’ expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our Common Stock held by the Tricor Funds as of the closing of our initial public offering, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Common Stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization or certain other corporate transactions, and (iii) any shares of our Common Stock owned or acquired following the closing of our initial public offering by the Tricor Funds (collectively, “Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by us or our subsidiaries. In September 2021, we filed a registration statement on Form S-3 with respect to the shares of Common Stock held by the Tricor Funds in compliance with our obligations under the Registration Rights Agreement.

Director Nomination Agreement

In connection with our initial public offering, we entered into the Director Nomination Agreement with the Tricor Funds that provides the Tricor Funds the right to designate nominees for election to our Board for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our Common Stock then outstanding. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board as the number of shares of Common Stock beneficially owned by the Tricor Funds bears to the total number of shares of Common Stock outstanding, rounded up to the nearest whole number. In addition, the Tricor Funds shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term regardless of the Tricor Funds’ beneficial ownership at such time. In addition, for so long as the Tricor Funds collectively beneficially own 10% or more of the total number of shares of our Common Stock then outstanding, the Tricor Funds shall also have the right to have their designees participate on committees of our Board, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate at such time as the Tricor Funds collectively own less than 5% of our outstanding Common Stock. Nicholas Peters and Bradley Seaman were each designated by the Tricor Funds as nominees to the Board in 2016. Sandy Riley was designated by the Tricor Funds as a nominee in 2023. Lisa Oleson has been designated by the Tricor Funds to stand as a nominee for the first time at the Annual Meeting.

Share Repurchase Agreement

In November 2023, the Company approved a share repurchase program (the “Share Repurchase Program”) to purchase up to $20 million of its Common Stock in open market and privately negotiated transactions. On December 6, 2023, the Company entered into a Stock Repurchase Agreement (the “Initial Agreement”) with Tricor Pacific Capital Partners (Fund IV) US, LP (the “Fund”), pursuant to which the Company has agreed to purchase three times the number of shares of the Company’s Common Stock acquired by the Company in the open market from time to time from non-Fund holders during the period commencing on December 6, 2023 and ending on March 31, 2024, up to a maximum of 325,000 shares of Common Stock. The Initial Agreement provides that such open market purchases will be made pursuant to the Share Purchase Program. Additionally, the Initial Agreement provides that the repurchase price for any shares acquired by the Company from the Fund will be 98% of the volume weighted average purchase price paid by the Company for all other shares acquired by the Company in the open market pursuant to the Share Purchase Program during such period. The repurchase from the Fund took place on April 5, 2024 and will be part of the Share Purchase Program authorization levels. The Initial Agreement was approved by the Audit Committee. Additional information can be found in our Current Report on Form 8-K, dated December 6, 2023, which was filed with the SEC.

On March 14, 2024, the Company entered into a Stock Repurchase Agreement dated March 11, 2024 (the “Second Agreement”) with the Fund, pursuant to which the Company has agreed to purchase three times the number of shares of the Company’s Common Stock acquired by the Company in the open market from time to time from non-Fund holders during the period commencing on April 1, 2024 and ending on June 30, 2024, up to a maximum of 325,000 shares of Common Stock. The Second Agreement provides that such open market purchases will be made pursuant to the Share Repurchase Program. Additionally, the Second Agreement provides that the repurchase price for any shares acquired by the Company from the Fund will be 98% of the volume weighted average purchase price paid by the Company for all other shares acquired by the Company in the open market pursuant to the Share Purchase Program during such period. It is anticipated that the repurchase from the Fund will take place in early July 2024 and will be part of the Share Purchase Program authorization levels. In the event that the Company enters into any other privately negotiated repurchase transaction with another party prior to June 30, 2024, the Second Agreement also gives the Fund the option to sell to the Company a number of shares equal to three times the number of shares acquired by the Company in such privately negotiated repurchase transaction, at the same price. The Second Agreement was approved by the Audit Committee. Additional information can be found in our Current Report on Form 8-K, dated March 14, 2024, which was filed with the SEC.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval of related party transactions. The policy covers transactions involving us in which the aggregate amount involved in any calendar year will or may be expected to exceed $100,000 and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). For purposes of this policy, a related person is defined as an executive officer, director, nominee for director, or a greater than 5% beneficial owner of our Common Stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. All related party transactions must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the Audit Committee will consider, among other factors, the related party’s relationship to the Company and interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services (if applicable), whether the transaction is on terms that are comparable to the terms generally available to an unrelated third party, whether the transaction has the potential to impair director independence and whether the transaction constitutes a conflict of interest.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2025 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 12, 2024. Stockholders who intend to present proposals at the annual meeting of stockholders in 2025 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-Laws. The notice provisions in our By-Laws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2025, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, proposals brought under our By-Laws must be received no earlier than January 22, 2025 and no later than February 21, 2025.

In addition to satisfying the foregoing requirements under the By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2025.

Stockholder proposals and notices should be addressed to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127; Attention: Jessica Browne, Acting Chief Legal and Compliance Officer and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which we filed with the SEC, including the financial statements therein. Requests should be addressed to CPI Card Group Inc., 10368 West Centennial Road, Littleton, Colorado 80127; Attention: Jessica Browne, Acting Chief Legal and Compliance Officer and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY OVER THE TELEPHONE, VIA THE INTERNET OR BY MAIL.

By Order of the Board of Directors,

Jessica Browne
Acting Chief Legal and Compliance Officer and Corporate Secretary

ANNEX A – RECONCILIATION OF NON-GAAP MEASURES

	Year Ended December 31,
	2023	2022
Reconciliation of net income to EBITDA and Adjusted EBITDA:
Net income	$23,985	$36,540
Interest, net	26,913	29,616
Income tax expense	10,477	12,607
Depreciation and amortization	15,931	14,886
EBITDA	$77,306	$93,649

Adjustments to EBITDA:
Stock-based compensation expense	$7,507	$3,479
Sales tax (benefit) expense(1)	(70)	18
Restructuring and other charges(2)	4,531	—
Loss on debt extinguishment(3)	243	474
Foreign currency (gain) loss	(26)	83
Subtotal of adjustments to EBITDA	$12,185	$4,054
Adjusted EBITDA	$89,491	$97,703
Net income margin (% of Net sales)	5.4%	7.7%
Net income (% Change 2023 vs. 2022)	(34.4)%
Adjusted EBITDA margin (% of Net sales)	20.1%	20.5%
Adjusted EBITDA growth (% Change 2023 vs. 2022)	(8.4)%

(1)	Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.
(2)	The 2023 amount represents accrued executive retention to be paid in 2024 and costs related to production facility modernization efforts.
(3)	The Company redeemed a portion of the 8.625% Senior Secured Notes in 2023 and 2022 and expensed the associated portion of the unamortized deferred financing costs.

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V50178-P04630 2. Ratification of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2024. 3. Advisory vote to approve named executive officer compensation. 1. Election of Directors For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. CPI CARD GROUP INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3: NOTE: The proxy holders will have discretion to vote on such other business as may properly come before the meeting or any adjournment thereof. CPI CARD GROUP INC. 10368 WEST CENTENNIAL ROAD LITTLETON, COLORADO 80127 For Against Abstain 1c. Ravi Mallela 1b. John Lowe 1a. Thomas Furey 1f. Marc Sheinbaum 1d. Nicholas Peters 1e. H. Sanford Riley 1g. Valerie Soranno Keating 1h. Lisa Oleson Nominees: ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PMTS2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V50179-P04630 CPI CARD GROUP INC. Annual Meeting of Stockholders May 22, 2024 7:00 a.m. Mountain Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) each of Jeffrey Hochstadt and Jessica Browne as proxy, each with the power to appoint his or her substitute, and hereby authorize(s) him or her to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of CPI CARD GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 7:00 a.m. Mountain Time on May 22, 2024, at www.virtualshareholdermeeting.com/PMTS2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side